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Employment Agreement

        The Employment Agreement (the "Agreement") made this 1st day of June, 2000 by and between CCC GlobalCom Corp., a Texas corporation, (the "Company") and Mr. Robert W. Livingston (the "Executive").

Introduction

        The Company is engaged in the business of providing telecommunication services. The Executive is experienced and knowledgeable in the field. The Executive has agreed to serve as the Company's President—CLEC Division.

Agreement

        1.    Employment. The Company employs the Executive as President—CLEC Division (the "Officer") to perform the duties normally associated with that office under the control and at the direction of the Board of Directors (the "Board") and other such duties as may, from time to time, be assigned and are consistent with the position.

        2.    Employment Term.

          a.    Employment Term. The term of employment shall begin the 1st day of June, 2000, (the "Commencement Date"). This agreement will expire five (5) years after the Commencement Date or after the expiration of any Renewal Period (the "Expiration Date"). The term of employment shall annually be extended by one (1) year (the "Renewal Period") unless written notification is given by either party to the other at least three (3) months prior to the Expiration Date. The Commencement Date through and including the Expiration Date is hereinafter referred to as the "Employment Term".

          b.    Termination. The Company agrees to employ the Executive for period beginning on the Commencement Date and continuing through the earliest of:

                i.  death of the Executive; or

              ii.  termination of the Executive by vote of a committee of the Board for Disability, as defined below; or

              iii.  the discharge of the Executive by vote of the Board For Cause, as defined below, or any other termination For Cause; or

              iv.  the discharge of the Executive by vote of the Board for any reason other than For Cause; or

              v.  retirement of the Executive under the terms of the Company's retirement plan as instituted and amended from time to time by the Board; or

              vi.  resignation of the Executive For Good Reason, as defined below; or

            vii.  termination of the Agreement due to Change of Control, as defined below; or

            viii.  the end of the Employment Term.

          c.    Disability. The term "Disability" refers to the physical or metal incapacity of the Executive that has prevented the execution of the Duties of the office, as outlined below, for three (3) consecutive months or for a period of more than 180 business days in the aggregate in any 12 month period and that, in the determination of the Board after consultation with a medical doctor licensed to practice in the State of Texas appointed by the Board and the Executive, may be expected to prevent the Executive for any period of time thereafter from devoting substantial time and energies to the Duties of the office, as outlined below. The Executive agrees to submit to reasonable requests for medical examinations to determine whether a Disability exists.

          During the period of incapacitation, as provided above, the salary otherwise payable to the Executive may, at the absolute discretion of the Board, be reduced by the amount of any disability benefits or payment received by the Executive, excluding health insurance benefits or other reimbursement of medical expenses for the Executive.

          d.    For Cause. The term "For Cause" shall mean any one or more of the following:

                i.  material or repeated violation by the Executive of the terms of this Agreement or the material or repeated failure to perform the Duties of the Office to include material substandard performance of the Executive in the achievement of written goals and objectives set by the Board, other than any such failure resulting from the Executive's Disability; or

              ii.  excessive absenteeism not related to illness; or

              iii.  the Executive's conviction of or plea of nolo contendere to a felony or conviction of any other crime which incarcerates the Executive for a period of one (1) year or longer; or

              iv.  the Executive's commission of fraud, embezzlement, theft, or other crimes, in any case, whether or not involving the Company, that, in the reasonable opinion of the Board, render the Executive's continued employment harmful to the Company; or

              v.  the voluntary resignation of the Executive without the prior consent of the Board.

          e.    For Good Reason. The term "For Good Reason" shall mean if at any time during the Employment Term, there is the continued and material failure of the Company to comply with the covenants and obligations under this Agreement, but only when:

                i.  the Executive notifies the Company detailing the manner in which the Executive believes the Company has failed to meet its obligations under this Agreement; and

              ii.  such material failure continues for at least thirty-two (32) days following the receipt of the notification by the Company.

  If the Executive elects to resign For Good Reason, the effective date of the Executive's resignation shall be the last day of the month following the waiting period, defined above.

          f.      Change of Control. A "Change of Control" shall be determined to have occurred when two (2) events occur.

                i.  The first of which is the occurrence of one of the following events:

              a)    at any time during any twelve (12) month period, the Company directors in office at the beginning of such period cease to constitute a majority of the Company's Board of Directors, disregarding any vacancies occurring during such period by reasons of death or disability but deeming any individual whose election, or nomination for election, to fill such vacancy to have been in office at the beginning of such one (1) year prior; and, a tender offer or exchange is made and consummated for ownership of securities of the Company representing twenty-five (25%) percent or more of the combined voting power of the then outstanding voting securities;

              b)    a merger or consolidation occurs to which the Company is party, whether or not the Company is the surviving entity; or

              c)    the sale of at least fifty (50%) percent of the Company's assets.

              ii.  In addition to the occurrence of one (1) of the preceding events, one (1) of the following events must occur to trigger a change of control:

              a)    the Executive is required, without the Executive's consent, to relocate to a different metropolitan area; or

              b)    the Executive is assigned to a lower organizational level than the level stated in this Agreement, or substantially diminishes the Executive's assignment, duties, responsibilities, or operating authority from those specified in Section 3, Duties; or

              c)    the Executive is terminated.

        3.    Duties. The Executive will devote substantially all of his time, skill, energy, knowledge, and best efforts during the Employment Term to such duties, and will, faithfully and diligently endeavor to the best of his ability, further the best interests of the Company. The Executive may not serve in the future as an officer, director, shareholder, or limited partner in any business venture that is prohibited by Section 10.a. From time to time, the Executive may be requested to perform duties that are not commensurate with the duties of a senior executive of the Company, however, these duties will not exceed more than 10% of his time.

        4.    Location of Employment. The Executive shall be located in or about Houston, Texas. The Executive shall travel to such geographical locations as may be appropriate from time to time to carry out the duties of the office as outlined in Section 3, Duties.

        5.    Compensation. For all services rendered by the Executive to the Company, the Company shall pay:

          a.    Base Salary. For services rendered, the Company shall pay the Executive an annual salary of $120,000.00, payable in arrears semi-monthly as the Board may elect from time to time during the Employment Term. The Board shall conduct an annual review of the Executive's base salary. The Executive shall be entitled to receive increases in the Base Salary, if any, that may be determined by the Board at its sole discretion. Any increases to the Executive's Base Salary shall be effective January 1 for each year of the Employment Term. In no event shall the Executive's base salary be reduced, except as provided for under Section 2.c, Disability.

          b.    Bonus. The Company will pay to the executive a bonus as set forth below:

                i.  1.0% of the gross sales of the CLEC revenues of the Company will be paid to the Executive on a yearly basis but the Executive may draw on it on a quarterly basis.

          c.    Stock Option Plan. The Executive shall be eligible to participate in any incentive stock option plan authorized by the Company. Stock option plans authorized at this time are:

                i.  Sign up shares: The Executive is issued Five Hundred Thousand Shares (500,000) of Common Stock of the Company, to vest in increments of One Hundred Thousand (100,000) Common Shares per year on the anniversary date of the employment of the Executive. These shares are issued to the Executive at not cost.

              ii.  Options to Purchase: The Executive is issued Two Hundred Fifty Thousand (250,000) Options of Common Stock of the Company at a strike price of $3.75 per share. The Executive may exercise Fifty Thousand (50,000) options annually, on the employment anniversary date. The Executive is not required to exercise these options at any specific date, but must execute or lose options within a 90-day period of the expiration of five (5) years of the employment date.

          d.    Annual Incentive Compensation. In further consideration of the Executive's service, the Executive shall be eligible to receive an annual incentive compensation as determined by the Board.

          e.    Long-term Incentive Compensation. In further consideration of the Executive's service, the Executive shall be eligible to receive a long-term incentive compensation as may be determined by the Company.

          f.      Taxes. All compensation paid to the Executive shall be subject to applicable employment and withholding taxes. The Executive shall be responsible for any taxes resulting from a determination that any portion of any benefits supplied to the Executive may be reimbursing personal as well as business expenses.

        6.    Employee Benefits.

                i.  Benefits. The Executive shall receive group health/dental insurance, life insurance, disability insurance, and other similar benefits available to the Company's employees. Benefits may be changed, modified, or revoked at the sole discretion of the company. The Executive shall not be deemed to have a vested interest in any of the Company plans or programs. The Executive shall receive benefits not generally provided to Company employees from time to time at the sole discretion of the Board.

          b.    Vacation. The Executive is entitled to receive ten (10) business days paid vacation annually for each year of the Employment Term. Such vacation shall be taken at such times that are consistent with the reasonable business needs of the Company. All vacation shall be subject to the policies and procedures of the Company. Term of employment with Ciera Network Systems, Inc. shall be bridged as time served as an employee of the Company.

          c.    Fringe Benefits. The Executive shall receive fringe benefits as such benefits may exist from time to time at the sole discretion of the Board.

        7.    Business Expenses. The Executive is authorized to incur reasonable, ordinary and necessary business expenses in the performance of the duties outlined above during the Employment Term in accordance with policies established by the Board. The Executive shall account to the Company for all such expenses. The Company shall reimburse the Executive or pay the expenses in accordance with the policies established by the Board.

        8.    Termination.

          a.    In the event of termination, the Executive's rights and the Company's obligations shall terminate except as herein provided. In all events, the Company shall be obligated to pay all salary and benefits accrued to the Executive through and including the date of termination. Additionally, the Executive shall be entitled to receive the minimum bonus for the contract year during which the termination occurs, prorated through and including the date of termination.

          b.    Termination. for reason other than For Cause.

                i.  If the Employment Term is terminated for reasons other than For Cause, the Executive shall be entitled to receive a severance payment equal to the balance of the Contract (as defined below) and all restricted stock options will vest immediately and will be registered prior to termination for Reasons Other Than For Cause.

              ii.  Gross income includes, but is not limited to:

        •
        base salary;

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        annual bonus amounts;

        •
        deferred compensation amounts; and

        •
        the value, as reasonably determined by the Board, in good faith, of stock options and restricted stock grants granted to the Executive and any other benefits received by the Executive from the Company.

        •
        Gross income shall not include untaxed fringe benefits.

            In addition, the Executive shall continue to receive health and welfare benefits, as received before the Executive's termination for 6 months.

              iii.  In the event of any termination not For Cause, provided that the terms and provisions of such plan(s) and law(s) permit, all deferred or unvested portion of any award made to the Executive in respect to any retirement, pension, profit sharing, long-term incentive, or other similar such plan(s) shall automatically become fully vested in the

    Executive and shall be in effect and redeemable by or payable to the Executive, or the Executive's designated beneficiary or estate, at the time and on the same conditions as would have applied had the Executive's employment not been so terminated.

              iv.  Notwithstanding the preceding, if and to the extent the severance payment, either alone or in conjunction with other payments the Executive has the right to receive either directly or indirectly from the Company, would constitute an excess parachute payment (the "Excess Payment") under Section 280G of the Internal Revenue Code of 1986, as amended, the Executive agrees that such cash severance payment, attributed to the balance of the Contract, as defined in Section 8.b, shall be reduced by the amount necessary to prevent any such payments to the Executive from constituting an "Excess Payment" as determined in good faith by the Company. If in the event of the elimination of the cash severance payment would not alleviate the Excess Payment, the Executive shall forfeit, as determined by the Board, an amount of unvested stock options to prevent any such payment to the Executive from constituting an Excess Payment as determined in good faith by the Company.

          c.    Termination for reason of Death. If the Employment Term is terminated by reason of Death, the Executive shall be entitled to receive a severance payment of salary through the end of the month that Executive dies, plus prorata bonus and stock options earned through the date of death.

          d.    Termination for reason of Disability. If the Employment Term is terminated by reason of Disability, the Executive shall be entitled to receive a severance payment equal to paying Contract to date- and prorata bonus and stock options at the date on which termination due to Disability occurs. The Executive shall receive, so long as the Disability continues, to remain eligible for all benefits provided under any long-term disability program(s) of the Company in effect at the time of such termination, subject to the terms and conditions of any such program(s), as may be amended, changed, modified, or terminated for all employees of the Company.

          e.    Resignation for Good Reason. If the Executive resigns for Good Reason as defined in Section 2.e, the treatment for the severance payment to the Executive shall be paid through the resignation date plus earned bonus and stock options on a prorata basis.

          f.      Termination due to Change of Control. If the Executive terminates due to Change of Control as defined in Section 2.f, the treatment for the severance payment to the Executive shall be the same as the terms set forth in Section 8.e of this agreement plus any Sign Up Stock or Stock Options not yet vested will vest upon this event.

          g.    Termination for Cause

        9.    Confidentiality Agreement.

          a.    All information (the "Confidential Information") includes all confidential information of the Company and/or its subsidiaries, including information entrusted to the Company and/or any of its subsidiaries by third parties, not otherwise publicly disclosed or available, or becomes public information, other than as a result of wrongful disclosure by the Executive, which, during the Employment Term:

                i.  is disclosed by any of them to the Executive; or

              ii.  the Executive had access to or otherwise had reason to know; or

              iii.  was developed or discovered by the Executive.

          b.    Confidential Information includes, but is not limited to, whether or not legended or otherwise identified as "confidential":

        •
        property lists, prospective properties lists, and details of agreement with sellers; and

        •
        acquisition, expansion, marketing, financial, and other business information and plans; and

        •
        research and development and data related thereto; and

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        other compilations of data; and

        •
        computer programs and/or records; and

        •
        sources of supply; and

        •
        confidential information developed by consultants and contractors; and

        •
        purchasing, operating, and other costs data, and

        •
        employee information; and

        •
        manuals, memoranda, projections, minutes, plans, drawings, designs, formula books and specifications.

          c.    Restriction on Use and Disclosure. The Executive acknowledges that the Confidential Information is valuable and proprietary to the Company or to third parties which have entrusted the Company and/or its subsidiaries, and, except as required by the Executive's Duties, or unless required to disclose the Confidential Information by a court of competent jurisdiction, the Executive shall not use, publish, disseminate, or otherwise disclose any Confidential information without prior written consent of the Company.

          d.    Return of Documents. Upon termination of the Executive's employment, the Executive shall forthwith deliver to the Company all plans, designs, drawings, specifications, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information, including all copies, then in the Executive's possession or control, whether prepared by the Executive or others. Upon such termination the Executive shall retain no copies of any such documents.

        10.    Noncompetition Agreement.

          a.    Restriction on Competitive Employment. Except as noted in Section 2.f.ii.c, Employment Term—Change of Control, during the Employment Term and the twelve months (12) months following the termination of this Agreement (the "Non- Competition Period"), absent the Company's prior written approval, the Executive shall not, as owner, part-owner, shareholder, partner, director, principal, agent, employee, consultant, or otherwise, within the Territories, directly or indirectly engage or participate in activities relating to, or render services to or invest in any firm or business engaged or about to become engaged in, the Business, provided that the Executive may:

                i.  engage in the activities as noted in Section 3, Duties;

              ii.  make passive investments in an enterprise engaged in the Business the shares of ownership of which are publicly traded if the Executive's investment constitutes less than 2% of the total equity of such enterprise.

          b.    Inducement / Enticement During the Employment Term and the Non-Competition Period. The Executive shall not, directly or indirectly:

                i.  induce, or attempt to induce, any employees or agents or consultants of or to the Company or any subsidiary of the Company to do anything from which the Executive is restricted by reason of Sections 9 through 10, inclusive; or

              ii.  offer or aid others to offer employment to anyone who is an employee, agent or consultant of or to the Company or an subsidiary of the Company at the time of termination of the Executive.

          c.    The term "Business" shall mean:

                i.  the business of the Company and its subsidiaries as described herein; and

              ii.  any other business in which the Company or any of its subsidiaries is engaged during the Executive's Employment Term.

          d.    The term "Territories" shall refer to those metropolitan areas in which the Company owns properties or otherwise is engaged in the Business, including any areas where the Company has specific plans to acquire or develop properties within the following six (6) months following the date of termination, and all outlying areas located within a thirty (30) mile radius each such metropolitan area.

          e.    Reduction of Non-Competition Period. If this Agreement shall be terminated by the Company pursuant to Section 2(b)(iv), Termination for reason other than For Cause, the provisions of Sections 9(c) and 9(d) shall terminate on the first business day following the termination of the Executive.

        11.    Remedies for the Company.

          a.    The Executive acknowledges that remedy at law for any breach or attempted breach of the Executive's obligations under Section 9, Confidentiality, and Section 10, and Noncompetition Agreement, may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          b.    The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company.

          c.    The termination of the Employment Term pursuant to Section 2.b.iii, Discharge For Cause, shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and, notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach.

        12.  Remedies for the Executive. In the event the Executive is terminated For Cause and it is ultimately determined the Company lacked "cause", the:

          a.    Executive's termination shall be treated as a Termination For Reason other than For Cause, as it pertains to Section 8.b; and

          b.    Executive shall reserve the right to seek remedy for breach of the Agreement by the Company including, but not limited to, any other such damages as may be suffered and/or incurred by the Executive, the Executive's costs incurred during the dispute, and reasonable attorney's fees in connection with such dispute; and

          c.    Executive shall receive all payments as defined under Section 8.b, Termination For Reason other than For Cause, with interest 8% annually on all payments considered past due from the date at which such payment would have been made.

        13.  Invalid Provisions. Should any portion of this Agreement be adjusted or held invalid, unenforceable or void, such holding shall not have the effect to invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

        14.  Successor and Assigns. Neither the Executive nor the Company may assign its rights, duties, or obligations hereunder without consent of the other.

        15.  Survival of the Executive's Obligations. The Executive's obligations under Sections 9 and 10 shall survive regardless of whether or not the Executive's employment is terminated, voluntarily or involuntarily, by the employer or the Executive, with or without cause.

        16.  Survival of the Companies Obligations. The Company's obligations under Sections 8 and 11 shall survive regardless of whether or not the Executive's employment is terminated, voluntarily or involuntarily, by the employer or the Executive, with or without cause.

        17.  Prior Agreements. This Agreement incorporates the entire agreement between both parties with respect to the subject matter hereof and supersedes all prior agreements, documents, or other instruments with respect to the matters covered herein.

        18.  Governing Law. This Agreement shall be governed by, and interpreted in accordance with the provisions of, the law of the State of Texas, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the Federal and State courts sitting in Texas.

        19.  No Oral Modifications. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and, in the case of the Company, by a person designated by the Board. Without limiting the foregoing, any change or changes, from time to time, in the Executive's salary or duties or both shall not be, nor be deemed to be, a change, termination, or waiver of this Agreement or of any of the provisions herein contained.

        20.  Notices. All notices and other communications required or permitted hereunder shall be made in writing, and shall be deemed properly given if delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by facsimile, or sent by Express Mail or Federal Express or other nationally recognized express delivery service, as follows:

        If to the Company or the Board:

  CCC GlobalCom Corp.
  10350 Park Ten Place, Suite 241
  Houston, Texas 77084

  If to the Executive:

  Robert W. Livingston
  3930 Bolivia
  Pasadena, Texas 77504

        Notice given by hand, Express Mail, Federal Express, or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt of received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices sent by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

        Any party may change any address to which notice shall be given to it by giving notice as provided above of such change in address.

        21.  Executive's Representation and Warranties. The Executive represents and warrants that he is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and that the complete performance of his obligations hereunder will not violate any law, regulation, order, or decree of any governmental or jurisdictional body or contract by which he is bound.

EXECUTED as of the date first written above.

COMPANY
CCC Global Corn Corp.

By:	/s/ Paul E. Licata Paul E. Licata, Vice Chairman, Secretary

EXECUTIVE

/s/ Robert W. Livingston Robert W. Livingston

ADDENDUM TO EMPLOYMENT CONTRACT

        In lieu of Sign Up Shares, the Executive is given an option to purchase shares at the following amounts and price agreed upon by the Board of Directors to wit:

        Stock Options are offered in CCC GlobalCom Corp., a Nevada corporation, a public company traded under the symbol "CCGC".

        The Executive is offered Five Hundred Thousand Shares (500,000) Stock Options of Common Stock of the Company, to vest in increments of One Hundred Thousand (100,000) Common Shares per year on the anniversary date of the employment of the Executive. These Stock Options are offered at a strike price of $3.65 per share. The Executive has five (5) years to exercise these Stock Options.

Stock Options offered by
/s/ Paul Licata Paul Licata, Vice Chairman
Stock Options accepted by
/s/ Robert W. Livingston Robert W. Livingston

SECOND ADDENDUM TO EMPLOYMENT CONTRACT

        By the written and mutual consent of the parties whose signatures appear below, the Employment Agreement between CCC Global Com Corp. and Robert W. Livingston dated June 1, 2000 (the "Agreement") is hereby amended as follows:

        Section 5.c.i (relating to "Sign Up Shares") and Section 5.b.i (relating to "Bonus") are deleted in their entirety.

        The Addendum To Employment Contract relating to the purchase price of shares of stock under Section 5.c.i is also deleted in its entirety.

        The remainder of the Agreement remains in full force and effect.

        Executed on this 9th day of August, 2001.

COMPANY:
/s/ Paul Licata Paul Licata, Vice Chairman CCC GlobalCom Corporation
EXECUTIVE:
/s/ Robert W. Livingston Robert W. Livingston

SETTLEMENT AND RELEASE AGREEMENT

        This Settlement and Release Agreement ("Agreement") is made and entered into as of the 9th day of August 2001 by and between CCC GlobalCom Corporation ("CCC Nevada"), a Nevada corporation and successor by merger to Emerald Capital Investments, Inc. ("Emerald"), a Delaware corporation, CCC Global Com, Corp. ("CCC Texas"), a Texas corporation and wholly-owned subsidiary of CCC Nevada, Robert W. Livingston, an individual resident of Harris County, Texas ("Livingston") and

James H. Jarrett, an individual resident of Victoria County, Texas ("Jarrett"). Hereinafter, CCC Nevada and CCC Texas may be collectively referred to as "CCC." CCC, Livingston and Jarrett are each a "party" and together are the "parties" to this Agreement.

RECITALS

        WHEREAS, Emerald and CCC Texas entered into an Agreement and Plan of Merger dated as of May 3, 2000 (the "Merger Agreement") providing for a wholly-owned subsidiary of Emerald to be merged into CCC Texas (the "Emerald/CCC Merger") and for CCC Texas to become a wholly-owned subsidiary of Emerald; and

        WHEREAS, the acquisition by CCC Texas of all the outstanding capital stock of Ciera Network Systems, Inc. ("Ciera"), a Texas corporation, was a condition to the closing of the EmeraId/CCC Merger; and

        WHEREAS, prior to the Emerald/CCC merger and the Ciera Purchase (defined below), Emerald was a publicly held company without active operations, and CCC Texas was a privately held company without active operations, both of whom intended to commence active operations through one or more acquisitions (such as the Ciera Purchase); and

        WHEREAS, CCC Texas entered into a Stock Purchase Agreement with Livingston and Jarrett, dated as of May 31, 2000 (the "Stock Purchase Agreement"), to purchase all of the outstanding capital stock of Ciera in exchange for CCC Texas stock, subject to the express condition that such CCC Texas stock would be exchanged for CCC Nevada stock (the "Ciera Purchase");and

        WHEREAS, certain differences have arisen between the parties with respect to the Ciera Purchase, and

        WHEREAS, the parties desire to settle and resolve all differences between or/among them in relation to the Ciera Purchase and the Stock Purchase Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Full Settlement. In consideration of all the terms and conditions of this Agreement, CCC, for itself and its affiliates, releases Livingston, Jarrett, Ciera, the other shareholders of Ciera, and each of their respective individual, joint or mutual, past, present and future agents, employees, consultants, advisors, or other representatives (including legal counsel, accountants and financial advisors), and their successors and assigns (each, a "Ciera Released Party" and, with respect to CCC or any its affiliates, a "Releasee"), from any and all causes of action, claims, damages, demands, liabilities, losses and suits of every type and character, including all expenses of litigation, court costs, and attorneys' fees, whether known or unknown (collectively, "Claims"), that CCC or any of its affiliates has asserted or could have asserted against any of the Ciera Released Parties arising out of, or in any way related to, the Ciera Purchase and the Stock Purchase Agreement, provided, however, that nothing contained herein shall operate to release any obligations of Livingston or Jarrett under their respective employment agreements or any remaining obligations under any contract, lease, commitment, loan or other agreement disclosed pursuant to Section 4.19 of the Stock Purchase Agreement. In consideration of all the terms and conditions of this Agreement, Livingston and Jarrett release CCC and its affiliates, and each of their respective individual, joint or mutual, past, present and future agents, directors, officers, employees, consultants, advisors, or other representatives (including legal counsel, accountants and financial advisors), and their successors and assigns (each, a "CCC Released Party" and, with respect to Livingston or Jarrett, a "Releasee") from any and all Claims that Livingston or Jarrett has asserted or could have asserted against the CCC Released Parties arising out of, or in any way related to, the Ciera Purchase and the Stock Purchase Agreement; provided, however, that nothing contained herein shall operate to release any obligations of CCC or any of its affiliates under the respective employment agreements of Livingston and Jarrett or any remaining obligations under any contract, lease, commitment, loan or other agreement disclosed pursuant to Section 4.19 of the Stock Purchase Agreement. As part of the consideration for this Agreement, upon execution and delivery of this

Agreement or within five (5) business days thereafter, CCC Nevada agrees to issue Four Hundred Thousand (400,000) shares of CCC Nevada common stock, par value $.001 per share ("CCC Common Stock"), to each of Livingston and Jarrett, comprising Eight Hundred Thousand (800,000) shares of CCC Common Stock in the aggregate (the "Additional Shares").

        2.    Covenants. Each party irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any matter purported to be released hereby. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each party shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such party or any of its affiliates of any claim or other matter purported to be released hereby, and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such party or any of its affiliates against such third party of any claims or other matters purported to be released hereby.

        3.    Representations. CCC represents and warrants to Livingston and Jarrett that CCC and CCC's affiliates have not sold, assigned, transferred, pledged, encumbered, or otherwise disposed of any of CCC's obligations or rights under the Stock Purchase Agreement or in connection with the Ciera Purchase, and that CCC possesses the authority to enter into this Agreement for itself and its affiliates. CCC further represents and warrants to Livingston and Jarrett that the Additional Shares will be treated as if they were issued on June 12, 2000 (the effective date of the Emerald/CCC Merger) for all purposes. Each of Livingston and Jarrett, individually and neither jointly nor severally, represents and warrants to CCC and its affiliates that he has not sold, assigned, transferred, pledged, encumbered, or otherwise disposed of any of his obligations or rights under the Stock Purchase Agreement or in connection with the Ciera Purchase, and that he possesses the authority to enter into this Agreement.

        4.    Confidentiality. The parties, including their respective principals, officers, employees, agents, affiliates, subsidiaries, and attorneys, agree that the terms and conditions of this Agreement, and all settlement negotiations and agreements entered into with respect thereto, are confidential. In the event a subpoena or other legal process is served upon either party purporting to require the production or disclosure of this Agreement and/or the settlement negotiations and agreements entered into in connection therewith, such party will immediately notify the other party to this Agreement, and will surrender the other party's confidential information to any third party only with the other party's written consent or the final order of a court having jurisdiction over the matter.

        5.    Binding. This Agreement shall be effective and binding upon CCC and its affiliates, Livingston, Jarrett, and their respective successors and assigns.

        6.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Texas, excluding any conflicts of laws principles that might refer the construction or operation of this Agreement to the laws of another state.

        7.    Waiver. No provision hereof may waived unless in writing signed by all parties hereto. Waiver of any provision shall not be deemed to be a waiver of any other provision herein.

        8.    No Admission of Wrongdoing. The parties agree that by entering into this Agreement, each does not admit any violation of any statute, contract or legal duty. Each party is entering into this Agreement to avoid costs and disruption. Neither this Agreement nor the existence of this settlement shall be used or referred to by any party in any fashion as evidence of any liability hereto.

        9.    No Obligation for Attorneys' Fees. Neither party shall have any obligation to pay for attorneys' fees incurred by the other in connection with or in any way related to the negotiation, execution or delivery of this Agreement.

        10.  Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and may be amended or supplemented only by an instrument in writing executed by all parties hereto. No oral understandings, statements, or inducements contrary to the terms of this Agreement exist.

        11.  Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        12.  Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered or caused to be performed, executed or delivered upon execution hereof and thereafter, all parties hereto agree to perform any and all such further acts, deeds, and to provide such assurances as may be necessary to consummate the transactions contemplated hereby.

        13.  Assignment. This Agreement may not be assigned by either party herein without the express written consent of the other party in its sole discretion.

        14.  Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        15.  Intent. The parties to this Agreement have read and understand this Agreement. The parties to this Agreement mutually warrant and represent that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. The parties to this Agreement have each had an adequate opportunity to seek legal counsel to advise them with regard to this Agreement and acknowledge that they have relied only on their own respective counsel in entering into this Agreement.

—Signature Pages Follow-

EXECUTED this 9th day of August, 2001.

CCC GLOBALCOM CORPORATION,
a Nevada corporation

By:	/s/ Paul Licata
Name:	Paul Licata
Title:	President

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

        BEFORE ME, the undersigned authority, on this day personally appeared Paul Licata, President of CCC GlobalCom Corporation, known to me to be the person who name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same.

        Given under my hand and seal of office this the 9th day of August, 2001.

/s/ Diane Hunter Notary Public
My Commission Expires: 5/30/05	[SEAL]

EXECUTED this 9th day of August, 2001.

CCC GLOBAL COM CORP.,
a Texas corporation

By:	/s/ Paul Licata
Name:	Paul Licata
Title:	President

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

        BEFORE ME, the undersigned authority, on this day personally appeared Paul Licata, President of CCC Global Com Corp., known to me to be the person who name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same.

        Given under my hand and seal of office this the 9th day of August, 2001.

/s/ Diane Hunter Notary Public
My Commission Expires: 5/30/05	[SEAL]

EXECUTED this 9th day of August, 2001.

/s/ Robert W. Livingston Robert W. Livingston

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

        BEFORE ME, the undersigned authority, on this day personally appeared Robert W. Livingston, known to me to be the person who name is subscribed to the foregoing instrument and acknowledged to me that he executed the same.

        Given under my hand and seal of office this the 9th day of August, 2001.

/s/ Diane Hunter Notary Public
My Commission Expires: 5/30/05	[SEAL]

EXECUTED this 9th day of August, 2001.

/s/ James H. Jarrett James H. Jarrett

STATE OF TEXAS	§
§
COUNTY OF VICTORIA	§

        BEFORE ME, the undersigned authority, on this day personally appeared James H. Jarrett, known to me to be the person who name is subscribed to the foregoing instrument and acknowledged to me that he executed the same.

        Given under my hand and seal of office this the 9th day of August, 2001.

/s/ Diane Hunter Notary Public
My Commission Expires: 5/30/05	[SEAL]

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Employment Agreement
ADDENDUM TO EMPLOYMENT CONTRACT
SECOND ADDENDUM TO EMPLOYMENT CONTRACT
SETTLEMENT AND RELEASE AGREEMENT
RECITALS
— Signature Pages Follow